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                                                                   EXHIBIT 23(B)


                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Peoples Heritage Financial Group, Inc.



We consent to the use of our report dated January 22, 1997 incorporated by reference herein, which referred to a change in the Company's method of accounting for mortgage servicing rights, relating to the consolidated balance sheets of Peoples Heritage Financial Group, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996 and to the reference to our firm under the heading "Experts" in the Prospectus contained in the Company's Registration Statement on Form S-3.

     /s/ KPMG Peat Marwick LLP

Boston, Massachusetts
August 29, 1997